EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-273572) of Exact Sciences Corporation of our report dated June 25, 2024, relating to the financial statements and supplemental schedules of Exact Sciences Corporation 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2023.
/s/PricewaterhouseCoopers LLP

Chicago, Illinois
June 25, 2024